Exhibit 10.3

AIRCRAFT REIMBURSEMENT AGREEMENT

(1/1/11)

THIS Aircraft Reimbursement Agreement (this “Agreement”) is made as of the 1st day of January 2011 between TitleMax of Georgia, Inc., a Georgia corporation (“TitleMax”), and Title Max Aviation, Inc., a Delaware corporation (“Aviation”).

RECITALS:

i.	On April 19, 2009, TitleMax and Aviation entered an Aircraft Reimbursement Agreement relating to the following aircraft:

a.	2002 Cessna Model 525A (the “CJ”), Serial No. 525A0100, FAA Registration No. N170TM; and

b.	2007 Gulfstream Model G200 (the “G200”), Serial No. 167, FAA Registration No. N200GV.

ii.	On or about May 18, 2010, Aviation sold the G200.

iii.	On October 1, 2010, TitleMax, Aviation and TMXA, LLC (“TMXA”), a Delaware limited liability company, entered an Amended and Restated Aircraft Reimbursement Agreement (the “Prior Agreement”) in contemplation of the purchase by Aviation of a replacement aircraft for the G200.

iv.	On November 10, 2010, Aviation purchased a 2007 Bombardier Model CL-600-2B16 (the “Challenger”), Serial No. 5702, FAA Registration No. N170TY.

v.	To provide Aviation with funds necessary to purchase the Challenger, Tracy Young (“Young”), the sole shareholder of Aviation, loaned Aviation a total of $17,750,000.00.

vi.	The CJ secures a $4,250,000 loan (the “GECC Loan”) dated September 30, 2005, from General Electric Capital Corporation to Young, who loaned the proceeds of the GECC Loan to Aviation (the “GETY Loan”) on the same terms the GECC Loan.

vii.	Aviation leases land at the airport in Savannah, Georgia, for storage of the CJ, and it constructed a hangar (the “Hangar”) on such land that is financed by a loan (the “Hangar Loan”) to Aviation from First National Bank dated January 25, 2010, in the amount of $440,766.00.

viii.	Aviation is considering a lease or charter of the Challenger, in which event it may convey the Challenger to TMXA. At present, however, the Challenger is being used exclusively by TitleMax.

ix.	In addition to payments on the GETY Loan and the Hangar Loan (collectively, the “Loans”), Aviation incurs or incurred costs in connection with ownership and operation of the CJ, the G200 and the Challenger (collectively, the “Aircraft”) and the Hangar (together with the Aircraft, the “Property”), including taxes, insurance, maintenance, repairs and fuel.

x.	TitleMax has historically reimbursed payments on the Loans, and all net costs incurred by Aviation in connection with Property, in return for the right to exclusive use of the Aircraft (except for such periods as the Aircraft may have been leased to others).

xi.	TitleMax and Aviation wish to document their agreement as to reimbursement of expenses and have executed this Agreement to evidence such agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	TitleMax shall reimburse Aviation for all payments made on the Loans, and shall reimburse Aviation for all net costs incurred or associated with ownership or operation of the Property, including but not limited insurance, repairs, maintenance, lease payments, taxes and fuel cost. Aviation shall invoice TitleMax for such costs within a reasonable time after their incurrence. Any costs that were payable but accrued under the Prior Agreement shall remain due.

2.	TitleMax shall have exclusive use of the CJ and, unless the same is leased or chartered, the Challenger.

3.	Aviation shall maintain the CJ in a ready to use status. The Challenger shall be available for use by TitleMax upon reasonable notice to Aviation.

4.	Any reimbursement by TitleMax shall be net of any income received by Aviation in connection with the Property.

5.	In lieu of reimbursement, TitleMax may directly pay the foregoing costs when such payment is practicable.

6.	The total reimbursed or paid by TitleMax under this Agreement shall not exceed $3.0 million.

7.	This Agreement shall expire on December 31, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

TITLEMAX OF GEORGIA, INC.		TITLE MAX AVIATION, INC.

By:	/s/ Tracy Young	By:	/s/ Tracy Young
	Tracy Young, CEO		Tracy Young, CEO